UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2015

Arena Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31161	23-2908305
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6154 Nancy Ridge Drive, San Diego, California 92121

(Address of principal executive offices) (Zip Code)

858.453.7200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Arena Pharmaceuticals,” “Arena,” “Company,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., and/or one or more of our wholly owned subsidiaries, unless the context otherwise provides. Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® is a registered trademark of our wholly owned subsidiary, Arena Pharmaceuticals GmbH.

Item 2.02 Results of Operations and Financial Condition.

The fourth paragraph under Item 8.01 below is hereby incorporated into this Item 2.02.

Item 8.01 Other Events.

On January 20, 2015, Eisai Inc. announced the launch of a new savings card for BELVIQ. According to Eisai, the new savings card will enable eligible patients without commercial coverage for BELVIQ to pay no more than $75 for each monthly prescription. Those patients with commercial coverage for BELVIQ will be able to use the card to get additional savings if their copay is greater than $50 per monthly prescription. The new savings card is subject to certain restrictions, including that patients who are eligible for state or federal healthcare programs are excluded.

Eisai stated that this new savings card will make BELVIQ more affordable and accessible for appropriate patients. Eisai also stated that the new savings card is being introduced at the beginning of the year when many people resolve to lose weight and develop healthier habits.

Eisai’s new savings card program is expected to affect revenues from future net product sales of BELVIQ by increasing the number of prescriptions and decreasing the net product sales price per prescription. The new program will also affect revenues from net product sales of BELVIQ for the fourth quarter ended December 31, 2014, because of the manner in which we recognize revenues. We recognize revenues from net product sales of BELVIQ when Eisai ships BELVIQ to its distributors. Net product sales are the gross sales amounts invoiced to Eisai’s distributors, less certain deductions. The net product sales price reflects certain deductions that are estimated to apply at the time a prescription is filled for patients. The new savings card program increased the estimated deductions from the gross sales amount for BELVIQ shipped to Eisai’s distributors in the fourth quarter that had not been used to fill a prescription as of the date when the new savings card program became effective in January 2015.

We preliminarily expect that Eisai’s net product sales of BELVIQ for the fourth quarter ended December 31, 2014, will decrease by 35 to 45% relative to the $16.8 million for the third quarter ended September 30, 2014. This expected decrease is due to estimates of the impact of Eisai’s new savings card program, as well as a reduced prescription growth rate in the fourth quarter believed to be associated with the seasonality of the obesity market.

Although revenues from net product sales of BELVIQ decreased, according to IMS Health estimates the number of prescriptions filled for BELVIQ increased approximately 4% in the fourth quarter ended December 31, 2014, as compared to the third quarter ended September 30, 2014, while overall prescriptions filled in the anti-obesity market decreased by approximately 4% over the same time period.

We expect Eisai’s new savings program, together with other factors such as the historical seasonal increase in prescriptions for drugs for weight management in the beginning of the calendar year, will cause the number of prescriptions for BELVIQ to be higher in the first quarter ending March 31, 2015, than they were in the fourth quarter ended December 31, 2014.

Forward-Looking Statements

Certain statements in this Form 8-K are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about Eisai’s new savings card, including the use, scope and terms of the savings card, and its expected impact on the affordability and accessibility of BELVIQ; the new savings card’s effect on product sales; expectations for prescriptions of BELVIQ; seasonality of the market for weight-loss treatments and developing healthier habits; and financial guidance. For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from our expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: the risk that Eisai’s new savings card and related efforts may not achieve their intended results; whether and how such card and efforts may change in the future; risks related to commercializing drugs, including regulatory, manufacturing, supply and marketing issues and the availability and use of BELVIQ; cash and revenues generated from BELVIQ, including the impact of competition; the risk that our revenues are based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to our guidance or previously reported results; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; and our and third parties’ intellectual property rights. Additional factors that could cause actual results to differ materially from those stated or implied by our forward-looking statements are disclosed in our filings with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the time of the filing of this Form 8-K. We disclaim any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2015	Arena Pharmaceuticals, Inc.

	By:	/s/ Steven W. Spector
Steven W. Spector
Executive Vice President, General Counsel and Secretary

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